Exhibit 99.1

Primoris Services Corporation Reports Third Quarter 2024 Results

Dallas, TX – November 4, 2024– Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its third quarter ended September 30, 2024 and provided comments on the Company’s operational performance and outlook for 2024.

For the third quarter of 2024, Primoris reported the following highlights (1):

●	Revenue of $1,649.1 million, up $119.6 million, or 7.8 percent, compared to the third quarter of 2023 driven by strong growth in both the Energy and Utilities segments;
●	Net income of $58.4 million, or $1.07 per diluted share, an increase of $10.3 million, or $0.18 per diluted share, from the third quarter of 2023;
●	Record backlog of $11.3 billion driven by strong renewables and industrial bookings in the Energy segment;
●	Adjusted net income of $66.7 million, or $1.22 per diluted share, an increase of $11.4 million, or $0.20 per diluted share, from the third quarter of 2023;
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $127.7 million, up $7.7 million, or 6.4 percent, from the third quarter of 2023;
●	Raising EPS and Adjusted EPS guidance ranges to $2.85 to $3.00 and $3.40 to $3.55 per diluted share, respectively;
●	Increased quarterly cash dividend to $0.08 per share.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“In the third quarter, Primoris achieved record levels of revenue, earnings and backlog while also delivering strong operating cash flow,” said Tom McCormick, President and Chief Executive Officer of Primoris. “This is a credit to our hard-working employees and the trust of our customers to execute their projects safely and efficiently.”

“We continue to see opportunities to grow revenue in markets experiencing increased investment while improving profitability and cash flow through disciplined capital allocation. Our renewables business continues to see strong demand and we are driving higher productivity and improved execution across our Utilities segment.”

“Primoris is committed to providing critical infrastructure services to meet the growing demand for safe, reliable energy. We look forward to finishing 2024 strong and establishing the foundation for further progress toward margin and cash flow expansion in 2025.”

Third Quarter 2024 Results Overview

Revenue was $1,649.1 million for the three months ended September 30, 2024, an increase of $119.6 million, or 7.8 percent, compared to the same period in 2023. The increase was primarily due to strong growth in our renewables and communications businesses, partially offset by lower industrial activity. Gross profit was $198.6 million for the three months ended September 30, 2024, an increase of $24.7 million, or 14.2 percent, compared to the same period in 2023. The increase was primarily due to higher revenue in both segments and improved margins in the Utilities segment. Gross profit as a percentage of revenue increased to 12.0 percent for the three months ended September 30, 2024, compared to 11.4 percent for the same period in 2023. The increase was primarily a result of improved execution on power delivery projects and some higher margin storm work in 2024. During the third quarter of 2024, net income was $58.4 million compared to net income of $48.1 million in the prior year. Diluted earnings per share (“EPS”) was $1.07 for the third quarter of 2024 compared to $0.89 for the same period in 2023. The increase in net income and diluted EPS can be largely attributed to higher operating income from increased revenue, improved margins in the Utilities segment and lower interest expense. Adjusted Net Income was $66.7 million for the third quarter, compared to $55.2 million for the same period in 2023. Adjusted diluted EPS was $1.22 for the third quarter of 2024, compared to $1.02 for the third quarter of 2023. Adjusted EBITDA was $127.7 million for the third quarter of 2024, compared to $120.0 million for the same period in 2023.

Our reportable segments include the Utilities segment and the Energy segment. Revenue and gross profit for the segments for the three and nine months ended September 30, 2024, and 2023 were as follows:

Segment Revenue

(in thousands)

(unaudited)

	For the three months ended September 30,
	2024	2023
Segment	Revenue	Revenue
Utilities	$666,240	$650,664
Energy	1,010,858	887,743
Intersegment eliminations	(28,012)	(8,921)
Total	$1,649,086	$1,529,486

	For the nine months ended September 30,
	2024	2023
Segment	Revenue	Revenue
Utilities	$1,774,962	$1,833,665
Energy	2,931,928	2,394,114
Intersegment eliminations	(81,382)	(28,019)
Total	$4,625,508	$4,199,760

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2024		2023
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$87,026	13.1%	$64,654	9.9%
Energy	111,535	11.0%	109,241	12.3%
Total	$198,561	12.0%	$173,895	11.4%

	For the nine months ended September 30,
	2024		2023
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$177,666	10.0%	$164,244	9.0%
Energy	340,981	11.6%	266,647	11.1%
Total	$518,647	11.2%	$430,891	10.3%

Utilities Segment (“Utilities”): Revenue increased by $15.6 million, or 2.4 percent, for the three months ended September 30, 2024, compared to the same period in 2023, primarily due to increased project work in our power delivery market as well as increased activity in our communications and gas operations markets. These impacts were partially offset by completion of a major substation project in our power delivery market in the second half of 2023. Gross profit for the three months ended September 30, 2024, increased by $22.4 million, or 34.6 percent compared to the same period in 2023 primarily due to improved margins and higher revenue. Gross profit as a percentage of revenue was 13.1 percent for the three months ended September 30, 2024, up from 9.9 percent for the same period in 2023. The increase in gross profit was due to productivity issues on some legacy projects from the PLH acquisition in 2023, strong execution performance in power delivery in 2024 and an increase in higher margin storm response work compared to the prior year.

Energy Segment (“Energy”): Revenue increased by $123.1 million, or 13.9 percent, for the three months ended September 30, 2024, compared to the same period in 2023. The increase was primarily due to increased renewables activity, partially offset by lower industrial construction. Gross profit for the three months ended September 30, 2024, increased by $2.3 million, or 2.1 percent, compared to the same period in 2023, primarily due to higher revenue, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 11.0 percent during the three months ended September 30, 2024, compared to 12.3 percent in the same period in 2023. The decrease in gross margin is primarily due to higher pipeline margins on a mid-Atlantic project in 2023 that did not repeat in 2024, partially offset by strong performance on multiple industrial projects in 2024.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $98.1 million during the quarter ended September 30, 2024, an increase of $13.7 million, or 16.2 percent, compared to 2023. The increase was primarily due to an increase in personnel costs to support revenue growth. SG&A expense as a percentage of revenue increased to 5.9 percent in the third quarter of 2024, compared to 5.5 percent in the third quarter 2023.

Interest expense, net for the quarter ended September 30, 2024, was $17.9 million compared to $21.1 million for the quarter ended September 30, 2023. The decrease of $3.2 million was primarily due to lower average debt balances, partially offset by a $1.4 million unrealized loss on our interest rate swap in 2024 compared to a $0.3 million unrealized gain in 2023. Interest expense for the full year 2024 is expected to be $68 to $71 million due to lower interest rates and lower average debt balances.

The effective tax rate on income for the nine months ended September 30, 2024, of 29.0% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the nine months ended September 30, 2024, of $51.8 million compared to $36.1 million for the nine months ended September 30, 2023. The $15.7 million increase in income tax expense is driven by higher pre-tax income.

Outlook

The Company is raising its estimates for the year ending December 31, 2024. Net income is expected to be between $156.0 million and $164.0 million, or $2.85 and $3.00 per fully diluted share. Adjusted EPS is estimated in the range of $3.40 to $3.55 per fully diluted share. Adjusted EBITDA for full year 2024 is expected to range from $405 million to $420 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2024. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent and Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2024 to be approximately 29 percent, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1 - 4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	September 30, 2024		December 31, 2023
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$57.6	$57.6	$96.3	$96.3
MSA Backlog	1,892.4	5,268.4	1,776.5	5,093.6
Backlog	$1,950.0	$5,326.0	$1,872.8	$5,189.9

Energy
Fixed Backlog	$3,049.8	$5,518.5	$2,599.0	$5,102.6
MSA Backlog	199.4	416.6	308.2	602.4
Backlog	$3,249.2	$5,935.1	$2,907.2	$5,705.0

Total
Fixed Backlog	$3,107.4	$5,576.1	$2,695.3	$5,198.9
MSA Backlog	2,091.8	5,685.0	2,084.7	5,696.0
Backlog	$5,199.2	$11,261.1	$4,780.0	$10,894.9

At September 30, 2024, total Fixed Backlog was $5.6 billion, up $0.7 billion compared to June 30, 2024, and an increase of $0.4 billion, or 7.3 percent compared to December 31, 2023. Total MSA Backlog was $5.7 billion, an increase of $0.1 billion compared to June 30, 2024, and flat compared to December 31, 2023. Total Backlog as of September 30, 2024, was $11.3 billion, including Utilities backlog of approximately $5.3 billion and Energy backlog of $6.0 billion. The increase in backlog sequentially and from year end 2023 is primarily due to an increase in renewables bookings in the Energy segment.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At September 30, 2024, the Company had $352.7 million of unrestricted cash and cash equivalents. In the third quarter of 2024, capital expenditures were $63.7 million, including $19.8 million in construction equipment purchases. Capital expenditures for the nine months ended September 30, 2024, were $98.3 million, including $34.3 million in construction equipment purchases. For the remaining three months of 2024, capital expenditures are expected to total between $10.0 million and $20.0 million, which includes $5.0 million to $15.0 million for equipment.

The Company also announced that on October 30, 2024, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on December 31, 2024, payable on approximately January 15, 2025. This represents an increase from the previous declared dividend of $0.06 per share. During the nine months ended September 30, 2024 the Company did not purchase any shares of common stock under its share purchase program. As of September 30, 2024, the Company had $25.0 million remaining for purchase under the share purchase program. The share purchase plan currently expires on December 31, 2024.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, November 5, 2024, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-609-800-9909 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation, and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East and between Russia and Ukraine, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contacts
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$1,649,086	$1,529,486	$4,625,508	$4,199,760
Cost of revenue	1,450,525	1,355,591	4,106,861	3,768,869
Gross profit	198,561	173,895	518,647	430,891
Selling, general and administrative expenses	98,106	84,404	286,812	247,984
Transaction and related costs	905	1,084	1,977	4,677
Operating income	99,550	88,407	229,858	178,230
Other income (expense):
Foreign exchange gain (loss), net	553	(1)	1,874	1,301
Other income, net	61	467	16	1,540
Interest expense, net	(17,859)	(21,065)	(52,984)	(56,443)
Income before provision for income taxes	82,305	67,808	178,764	124,628
Provision for income taxes	(23,869)	(19,664)	(51,842)	(36,142)
Net income	58,436	48,144	126,922	88,486

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Earnings per share:
Basic	$1.09	$0.90	$2.37	$1.66
Diluted	$1.07	$0.89	$2.33	$1.63

Weighted average common shares outstanding:
Basic	53,692	53,339	53,608	53,275
Diluted	54,675	54,351	54,562	54,171

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$352,657	$217,778
Accounts receivable, net	941,011	685,439
Contract assets	805,923	846,176
Prepaid expenses and other current assets	122,961	135,840
Total current assets	2,222,552	1,885,233
Property and equipment, net	484,426	475,929
Operating lease assets	447,589	360,507
Intangible assets, net	212,555	227,561
Goodwill	857,650	857,650
Other long-term assets	15,521	20,547
Total assets	$4,240,293	$3,827,427
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$489,052	$628,962
Contract liabilities	657,101	366,476
Accrued liabilities	386,267	263,492
Dividends payable	3,223	3,202
Current portion of long-term debt	76,751	72,903
Total current liabilities	1,612,394	1,335,035
Long-term debt, net of current portion	826,998	885,369
Noncurrent operating lease liabilities, net of current portion	327,297	263,454
Deferred tax liabilities	59,490	59,565
Other long-term liabilities	56,119	47,912
Total liabilities	2,882,298	2,591,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	281,563	275,846
Retained earnings	1,078,288	961,028
Accumulated other comprehensive income	(1,862)	(788)
Total stockholders’ equity	1,357,995	1,236,092
Total liabilities and stockholders’ equity	$4,240,293	$3,827,427

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net income	$126,922	$88,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities (net of effect of acquisitions):
Depreciation and amortization	72,948	81,454
Stock-based compensation expense	10,348	8,955
Gain on sale of property and equipment	(38,490)	(29,603)
Unrealized loss (gain) on interest rate swap	1,202	(3,001)
Other non-cash items	3,286	1,546
Changes in assets and liabilities:
Accounts receivable	(263,175)	(185,815)
Contract assets	39,517	(128,360)
Other current assets	(7,076)	32,961
Other long-term assets	(1,045)	633
Accounts payable	(139,074)	(34,855)
Contract liabilities	290,636	106,042
Operating lease assets and liabilities, net	(3,903)	3,114
Accrued liabilities	106,551	51,182
Other long-term liabilities	11,407	114
Net cash provided by (used in) operating activities	210,054	(7,147)
Cash flows from investing activities:
Purchase of property and equipment	(98,338)	(82,500)
Proceeds from sale of assets	97,447	47,579
Cash paid for acquisitions, net of cash and restricted cash acquired	—	9,300
Net cash used in investing activities	(891)	(25,621)
Cash flows from financing activities:
Borrowings under revolving lines of credit	—	440,223
Payments on revolving lines of credit	—	(420,223)
Payments on long-term debt	(55,878)	(66,055)
Payments related to tax withholding for stock-based compensation	(6,591)	(1,637)
Dividends paid	(9,641)	(9,582)
Other	(1,912)	(2,749)
Net cash used in financing activities	(74,022)	(60,023)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(400)	346
Net change in cash, cash equivalents and restricted cash	134,741	(92,445)
Cash, cash equivalents and restricted cash at beginning of the period	223,542	258,991
Cash, cash equivalents and restricted cash at end of the period	$358,283	$166,546

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	a	2024	2023
Net income as reported (GAAP)	$58,436	$48,144		$126,922	$88,486
Non-cash stock-based compensation	3,988	3,568		10,348	8,955
Transaction/integration and related costs	905	1,084		1,977	4,677
Amortization of intangible assets	4,732	5,193		15,011	16,630
Amortization of debt issuance costs	538	563		1,737	1,545
Unrealized loss (gain) on interest rate swap	1,433	(256)		1,202	(3,001)
Change in fair value of contingent consideration	—	(182)		—	(875)
Impairment of fixed assets	—	—		1,549	—
Income tax impact of adjustments (1)	(3,363)	(2,891)		(9,229)	(8,100)
Adjusted net income	$66,669	$55,223		$149,517	$108,317
Weighted average shares (diluted)	54,675	54,351		54,562	54,171
Diluted earnings per share	$1.07	$0.89		$2.33	$1.63
Adjusted diluted earnings per share	$1.22	$1.02		$2.74	$2.00

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023	a	2024		2023
Net income as reported (GAAP)	$58,436		$48,144		$126,922		$88,486
Interest expense, net	17,859		21,065		52,984		56,443
Provision for income taxes	23,869		19,664		51,842		36,142
Depreciation and amortization	22,674		26,700		72,948		81,454
EBITDA	122,838	-	115,573		304,696	-	262,525
Non-cash stock-based compensation	3,988		3,568		10,348		8,955
Transaction/integration and related costs	905		1,084		1,977		4,677
Change in fair value of contingent consideration	—		(182)		—		(875)
Impairment of fixed assets	—		—		1,549		—
Adjusted EBITDA	$127,731		$120,043		$318,570		$275,282

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$156,000	$164,000
Non-cash stock-based compensation	14,500	14,500
Transaction/integration and related costs	3,500	3,500
Amortization of intangible assets	20,000	20,000
Amortization of debt issuance costs	2,500	2,500
Impairment of fixed assets	1,500	1,500
Income tax impact of adjustments (1)	(12,000)	(12,000)
Adjusted net income	$186,000	$194,000
Weighted average shares (diluted)	54,700	54,700
Diluted earnings per share	$2.85	$3.00
Adjusted diluted earnings per share	$3.40	$3.55

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2024

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2024.

	Estimated Range
	Full Year Ending
	December 31, 2024
Net income as defined (GAAP)	$156,000	$164,000
Interest expense, net	68,000	71,000
Provision for income taxes	64,500	68,500
Depreciation and amortization	97,000	97,000
EBITDA	385,500	400,500
Non-cash stock-based compensation	14,500	14,500
Transaction/integration and related costs	3,500	3,500
Impairment of fixed assets	1,500	1,500
Adjusted EBITDA	$405,000	$420,000